As filed with the Securities and Exchange Commission on September 26, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
URBAN EDGE PROPERTIES
(Exact Name of Registrant as Specified in Its Charter)

Maryland	47-6311266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

888 Seventh Avenue	10019
New York, New York	(Zip Code)
(Address of principal executive offices)

URBAN EDGE PROPERTIES 2018 INDUCEMENT EQUITY PLAN (Full Title of Plans)
______________________________
Robert C. Milton III, Esq.
Urban Edge Properties
888 Seventh Avenue, New York, New York 10019
Tel: (212) 956 - 2556
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to: Gilbert G. Menna, Esq. Daniel P. Adams, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570 - 1000
________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Number of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares of Beneficial Interest (Par Value $.01 Per Share)	2,352,890(2)	$21.85	$51,410,646.50	$6,400.63
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares of beneficial interest of the Registrant (“Common Shares”) which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding Common Shares.
(2) Represents the number of Common Shares available for issuance under the Registrant’s 2018 Inducement Equity Plan.
(3) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low price of Common Shares as reported in the consolidated reporting system on September 24, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Urban Edge Properties (“UE” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 14, 2018;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, filed with the Commission on May 2, 2018 and August 1, 2018;

(c)	The Company’s Current Reports on Form 8-K filed on February 28, 2018, May 11, 2018 and August 1, 2018; and

(d)
The description of UE’s common shares of beneficial interest (“Common Shares”) contained in the Company’s Registration Statement on Form 10-12B (File No. 001-36523), filed with the Commission on June 26, 2014, as amended, and any amendment or report filed for the purpose of updating such description.

All documents filed by UE pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents, provided, however, that UE is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Common Shares are registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. UE’s declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

UE’s declaration of trust and UE’s bylaws obligate it, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as UE’s trustee or officer and at the request of UE, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. UE’s declaration of trust and bylaws also permit it, with the approval of the board of trustees, to indemnify and advance expenses to any person who served a predecessor of UE in any of the capacities described above and to any employee or agent of UE or a predecessor of UE.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which UE’s does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation’s receipt of (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

UE has entered into agreements with each of UE's trustees, and has enetered or expects to enter into indemnification agreements with each of UE's executive officers, in each case that will provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling UE for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), UE has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
UE has obtained an insurance policy under which UE’s trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.
EXHIBIT INDEX

Exhibit Number	Description
4.1	Declaration of Trust of Urban Edge Properties, as amended and restated (incorporated by reference to Exhibit 3.1 of the Form 8-K filed on January 21, 2015).
4.2	Amended and Restated Bylaws of Urban Edge Properties (incorporated by reference to Exhibit 3.2 of the Form 8-K filed on January 21, 2015).
4.3	Amendment No. 1 to Amended and Restated Bylaws of Urban Edge Properties (incorporated by reference to Exhibit 3.1 of the Form 8-K filed on February 28, 2018).
5.1*	Opinion of Venable LLP.
23.1*	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (included as part of the signature page of this Registration Statement).
99.1*	Urban Edge Properties 2018 Inducement Equity Plan.

*	Filed herewith.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, Urban Edge Properties certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on September 26, 2018.

URBAN EDGE PROPERTIES
a Maryland real estate investment trust

By:	/s/ Robert C. Milton III
	Name:	Robert C. Milton III
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Olson, Mark Langer and Robert Milton, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

By:	/s/ Jeffrey S. Olson	Chairman of the Board of Trustees	September 26, 2018
	Jeffrey S. Olson	and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Mark Langer	Chief Financial Officer	September 26, 2018
	Mark Langer	(Principal Financial Officer)

By:	/s/ Jennifer Holmes	Chief Accounting Officer	September 26, 2018
	Jennifer Holmes	(Principal Accounting Officer)

By:	/s/ Michael A. Gould	Trustee	September 26, 2018
Michael A. Gould

By:	/s/ Steven H. Grapstein	Trustee	September 26, 2018
Steven H. Grapstein

By:	/s/ Steven Guttman	Trustee	September 26, 2018
Steven Guttman

By:	/s/ Amy B. Lane	Trustee	September 26, 2018
Amy B. Lane

By:	/s/ Kevin P. O'Shea	Trustee	September 26, 2018
Kevin P. O’Shea

By:	/s/ Steven Roth	Trustee	September 26, 2018
Steven Roth